Exhibit 99.1

BADGER METER REPORTS RECORD FIRST QUARTER 2024 FINANCIAL RESULTS

Milwaukee, WI, April 18, 2024 - Badger Meter, Inc. (NYSE: BMI) today reported record results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

•
Record total sales of $196.3 million, 23% higher than the prior year’s $159.1 million.
•
Operating profit increased 46% year-over-year, with operating profit margins expanding 290 basis points to a record 18.6% from 15.7%.
•
Diluted earnings per share (EPS) increased 50% to $0.99, up from $0.66 in the comparable prior year quarter.
•
Completed the acquisition of the Telog/Unity remote network monitoring offering at the start of the year.

“The continued strength in both customer demand and operating execution drove exceptional performance in our first quarter, with record quarterly revenue, operating profit and EPS results. These record results are reflective of ongoing favorable industry fundamentals, driving robust customer demand for our innovative smart water solutions. Our operating profit margins benefited from higher volumes, solid operating execution and selling, engineering and administration (SEA) expense leverage. Additionally, we completed the acquisition of the Telog/Unity network monitoring offering at the beginning of the year with seamless integration of their hardware and software teams well underway,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “I am pleased with our collective achievements to start off the year and want to thank our world-class employees for their dedication and commitment to serving our customers.”

First Quarter Operating Results

Utility water sales increased 29% year-over-year reflecting continued customer adoption across our broad and expanding portfolio of smart water solutions. This encompasses our cellular AMI offering, inclusive of ORION® Cellular endpoints and BEACON® Software as a Service (SaaS) revenues coupled with increased water meter volumes including E-Series® Ultrasonic meters. The growth also extends to water quality, pressure and network monitoring solutions which increased sales year-over-year.

Sales of flow instrumentation products increased sequentially yet declined 3% year-over-year against a difficult prior year comparison which benefited from backlog conversion on improved supply chain dynamics a year ago. Water-focused end markets continued to experience solid order demand.

Operating earnings increased 46% year-over-year, with operating profit margins reaching a record 18.6% in the first quarter of 2024, a 290 basis point improvement from the prior year’s 15.7%.

Gross margin dollars increased $14.4 million year-over-year, and gross margin as a percent of sales was 39.3%, up 10 basis points sequentially and within our normalized range. The stable gross margin range reflects the continued benefits of positive sales mix and higher volumes, despite inflationary cost pressures.

SEA expenses in the first quarter of 2024 were $40.6 million, $2.8 million higher than the comparable prior year quarter and up $1.2 million sequentially from the fourth quarter. As a percent of sales, SEA improved by 300 basis points to 20.7% versus 23.7% in the comparable prior year quarter. The year-over-year increase in SEA expenses was the result of growth investments including higher personnel-related costs such as headcount, salaries, and incentive compensation.

The tax rate for the first quarter of 2024 was 23.5%, modestly below the prior year’s 24.3%. As a result of the above, combined with increased interest income, EPS was a record $0.99, up 50% compared to $0.66 in the comparable prior year period.

Outlook

Bockhorst continued, “Our first quarter results demonstrate our continued adeptness in capitalizing on the resilient macro trends within the water industry. While we face more difficult prior year comparisons as the year progresses, we have confidence in the durability of our end markets, the appeal of our innovative offerings and strength of our execution to drive sales and earnings growth.

Our expanding suite of end-to-end smart water offerings provides our customers with the ability to customize and tailor solutions to best meet their water management needs. Our proven strategy and strong balance sheet support our ongoing capital allocation priorities including value-added, disciplined acquisitions to continue to differentiate our offerings.

We were proud to be named for the second consecutive year to Barron's 2024 list of 100 Most Sustainable Companies. Additionally, we were named a 2024 USA Top Workplace. We believe these types of recognition demonstrate our longstanding philosophy that both managing and enabling sustainability drives long-term shareholder value and world-class employee engagement.”

Bockhorst concluded, “Badger Meter remains committed to serving our customers, executing our strategy and investing for long-term profitable growth which in turn enables us to preserve the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s first quarter 2024 results today, Thursday April 18, 2024 at 10:00 AM Central/11:00 AM Eastern time. The listen-only webcast and related presentation can be accessed via the Investor section of our website. Participants can also register to take part in the call using this online registration link: https://www.netroadshow.com/events/login?show=3351168b&confId=63073.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

		Three Months Ended March 31,
		2024	2023
		(Unaudited)	(Unaudited)

Net sales		$196,280	$159,101

Cost of sales		119,102	96,285

Gross margin		77,178	62,816

Selling, engineering and administration		40,600	37,770

Operating earnings		36,578	25,046

Interest income, net		(1,526)	(622)
Other pension and postretirement costs		12	32

Earnings before income taxes		38,092	25,636

Provision for income taxes		8,961	6,221

Net earnings		$29,131	$19,415

Earnings per share:

	Basic	$0.99	$0.66

	Diluted	$0.99	$0.66

Shares used in computation of earnings per share:

	Basic	29,320,483	29,255,184

	Diluted	29,494,488	29,420,954

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2024	2023
	(Unaudited)

Cash and cash equivalents	$199,310	$191,782
Receivables	92,287	83,507
Inventories	160,444	153,674
Prepaid expenses and other current assets	18,557	13,214
Total current assets	470,598	442,177

Net property, plant and equipment	72,934	73,878
Intangible assets, at cost less accumulated amortization	52,471	53,737
Other long-term assets	33,997	33,964
Goodwill	113,474	113,163
Total assets	$743,474	$716,919

Liabilities and Shareholders' Equity

Payables	$90,617	$81,807
Accrued compensation and employee benefits	15,588	29,871
Other current liabilities	28,889	20,270
Total current liabilities	135,094	131,948

Deferred income taxes	4,894	5,061
Long-term employee benefits and other	67,919	63,428
Shareholders' equity	535,567	516,482
Total liabilities and shareholders' equity	$743,474	$716,919

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$29,131	$19,415
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,892	2,663
Amortization	5,118	4,284
Deferred income taxes	-	(10)
Noncurrent employee benefits	1	(37)
Stock-based compensation expense	1,271	1,006
Changes in:
Receivables	(9,164)	(6,843)
Inventories	(6,405)	(11,439)
Payables	7,960	6,959
Prepaid expenses and other assets	(8,065)	(2,133)
Other liabilities	(1,279)	4,105
Total adjustments	(7,671)	(1,445)
Net cash provided by operations	21,460	17,970

Investing activities:
Property, plant and equipment expenditures	(2,676)	(4,271)
Acquisitions, net of cash acquired	(3,000)	(17,052)
Net cash used for investing activities	(5,676)	(21,323)

Financing activities:
Dividends paid	(7,942)	(6,626)
Proceeds from exercise of stock options	230	58
Net cash used for financing activities	(7,712)	(6,568)
Effect of foreign exchange rates on cash	(544)	230

Increase (decrease) in cash and cash equivalents	7,528	(9,691)
Cash and cash equivalents - beginning of period	191,782	138,052

Cash and cash equivalents - end of period	$199,310	$128,361

Contacts

Karen Bauer

(414) 371-7276

kbauer@badgermeter.com